EXHIBIT B

HANDLEMAN COMPANY

FIFTH AMENDMENT

Dated as of October 17, 2002

to

NOTE AGREEMENT

Dated as of November 1, 1994

Re: $25,000,000 8.84% Series C Senior Notes

Due February 28, 2005

FIFTH AMENDMENT TO NOTE AGREEMENT

THIS FIFTH AMENDMENT dated as of October 17, 2002 (this “Fifth Amendment”) to the Note Agreement dated as of November 1, 1994 is between HANDLEMAN COMPANY, a Michigan corporation (the “Company”), and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (the “Noteholder”).

R E C I T A L S:

A. The Company and the Noteholder have heretofore entered into the Note Agreement dated as of November 1, 1994, as amended by the First Amendment (the “First Amendment”) to Note Agreements dated as of September 4, 1998, the Second Amendment (the “Second Amendment”) to Note Agreements dated as of January 14, 2000, the Third Amendment (the “Third Amendment”) to Note Agreements dated as of January 16, 2001 and the Fourth Amendment to Note Agreements dated as of August 8, 2001 (as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, and as further amended, supplemented or restated, the “Note Agreement”). The Company has heretofore issued $25,000,000 aggregate principal amount of its 8.84% Series C Senior Notes due February 28, 2005 (the “Notes”) dated February 28, 1995 pursuant to the Note Agreement.

B. The Company is party to a Credit Agreement dated August 8, 2001 (the “Credit Agreement”) with Standard Federal Bank, as administrative agent, and the other Banks named therein (the “Banks”), and proposes to enter into a First Amendment to such Credit Agreement (the “First Amendment to Credit Agreement”).

C. Certain subsidiaries of the Company (collectively, the “Guarantors”) have heretofore guaranteed the Company’s obligations under the Note Agreement and the Notes, and under the Credit Agreement.

D. In connection with the execution and delivery of the First Amendment to Credit Agreement, the Banks have required that certain additional subsidiaries of the Company (collectively, the “Additional Guarantors”) guarantee the Company’s obligations under the Credit Agreement.

E. The Company desires to enter into this Fifth Amendment for the purpose of conforming substantially the covenants and certain other provisions of the Note Agreement to the covenants and provisions contained in the Credit Agreement, as the Credit Agreement shall be amended by the First Amendment to Credit Agreement.

F. The Noteholder has required, pursuant to Section 5.12(b) of the Note Agreements and as a condition to their execution and delivery of this Fifth Amendment and as a condition to their consent to the execution and delivery by the Company of the First Amendment to Credit Agreement, that the Company cause the Additional Guarantors to guarantee the obligations of the Company under the Note Agreement and the Notes.

G. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement, as amended hereby, unless herein defined or the context shall otherwise require.

H. All requirements of law have been fully complied with and all other acts and things necessary to make this Fifth Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Fifth Amendment set forth in §3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholder do hereby agree as follows:

SECTION 1.	AMENDMENT.

1.1. The definition of the term “Borrowing Base” set forth in Section 8.1 of the Note Agreement shall be and is hereby amended and restated to read as follows:

“Borrowing Base” shall mean, as of any date, the sum of (a) 80% of the net accounts receivable of the Company, each Foreign Subsidiary which is a Guarantor and organized under the laws of the United Kingdom or Canada and each Domestic Subsidiary which are not subject to any Lien as of such date and (b) 100% of the cash and cash equivalents of the Company, each Foreign Subsidiary which is a Guarantor and organized under the laws of the United Kingdom or Canada and each Domestic Subsidiary which are not subject to any Lien as of such date, all as determined on a consolidated basis in accordance with GAAP; provided that the aggregate amount included in the Borrowing Base with respect to the net accounts receivable and cash and cash equivalents of any Foreign Subsidiary which is a Guarantor shall not exceed the amount of the Guaranty of such Foreign Subsidiary if such Guaranty is limited in amount.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

2.1. To induce the Noteholder to execute and deliver this Fifth Amendment (which representations shall survive the execution and delivery of this Fifth Amendment), the Company represents and warrants to the Noteholder that:

(a) this Fifth Amendment has been duly authorized, executed and delivered by it and this Fifth Amendment, when executed by the Company and the holders of the Notes, shall constitute the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally (regardless of whether enforcement is sought in a proceeding in equity or at law);

(b) the Note Agreement, as amended by this Fifth Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c) the execution, delivery and performance by the Company of this Fifth Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its articles of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Credit Agreement or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this §2.1(c);

(d) as of the date hereof and after giving effect to this Fifth Amendment, no Default or Event of Default has occurred which is continuing; and

(e) all the representations and warranties contained in Section 2.1 of this Fifth Amendment and in Article IV of the Credit Agreement and in the other Loan Documents (as the Credit Agreement and such other Loan Documents are in effect on the Effective Date) are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

SECTION 3.	CONDITIONS TO EFFECTIVENESS OF THIS FIFTH AMENDMENT; CERTAIN CLOSING CONDITIONS.

3.1. This Fifth Amendment shall become effective on and as of October     , 2002 (the “Effective Date”). Not later than the Effective Date, each and every one of the following conditions shall have been satisfied:

(a) the Company, the Guarantors and the Noteholder shall have duly executed and delivered counterparts of this Fifth Amendment;

(b) the Noteholder shall have received a true, correct and complete copy of the First Amendment to Credit Agreement, which First Amendment to Credit Agreement shall be in form and substance satisfactory to the Noteholder;

(c) the Noteholder shall have received a Guaranty from each Additional Guarantor of the obligations of the Company under and in respect of the Notes and the Note Agreement in a form acceptable to the Noteholders;

(d) the Noteholder shall have received (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Fifth Amendment, certified by its Secretary or an Assistant Secretary and (ii) a copy of the resolutions of the Board of Directors of each Additional Guarantor authorizing execution, delivery and performance by such Additional Guarantor of the Guaranty contemplated by clause (c) of this §3.1, certified by its Secretary or Assistant Secretary;

(e) the Noteholder shall have received an Officer’s Certificate of each Additional Guarantor pursuant to Section 5.12(b)(ii) of the Note Agreement;

(f) the Noteholder shall have received (i) the favorable opinion of Honigman Miller Schwartz and Cohn LLP, counsel to the Company, substantially in the form delivered on each Closing Date under the Note Agreement, but with respect to the matters contemplated by this Fifth Amendment and (ii) the favorable opinion of counsel to the Additional Guarantors, with respect to the matters contemplated by Section 5.12(b)(iv) of the Note Agreement, in each case in form and substance satisfactory to the Noteholder; and

(g) the representations and warranties of the Company set forth in §2 hereof shall be true and correct on and with respect to the date hereof.

Upon receipt or satisfaction of all of the foregoing, this Fifth Amendment shall become effective.

SECTION 4.	PAYMENT OF AMENDMENT FEE.

The Company shall pay to the Noteholder on or before 11:00 a.m. Detroit, Michigan time on the Effective Date a non-refundable fee equal to ten (10) basis points on the aggregate outstanding principal amount of each Note held by the Noteholder.

SECTION 5.	PAYMENT OF NOTEHOLDER’S COUNSEL FEES AND EXPENSES.

The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholder, in connection with the negotiation, preparation, approval, execution and delivery of this Fifth Amendment.

SECTION 6.	FUTURE MODIFICATIONS OF THE CREDIT AGREEMENT.

The Company, by its execution of this Fifth Amendment, understands and agrees that, in the event that the Company shall enter into an amendment, restatement or modification of the Credit Agreement at any time from and after the Effective Date which amendment, restatement or modification has the effect of loosening or otherwise making less restrictive any of the covenants contained in Section 5.2 of the Credit Agreement, the Noteholder shall not, after the Effective Date, be obligated under Section 5 of the First Amendment to Note Agreement to conform any covenant contained in the Note Agreements with any covenant contained in the Credit Agreement which may be loosened or otherwise made less restrictive pursuant to any such amendment, restatement or modification of the Credit Agreement.

SECTION 7.	MISCELLANEOUS.

7.1. This Fifth Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Fifth Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

7.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Fifth Amendment may refer to the Note Agreement without making specific reference to this Fifth Amendment but nevertheless all such references shall include this Fifth Amendment unless the context otherwise requires.

7.3. The descriptive headings of the various Sections or parts of this Fifth Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

7.4. This Fifth Amendment shall be governed by and construed in accordance with New York law.

7.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Fifth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

HANDLEMAN COMPANY

By	Thomas C. Braum, Jr.
Its:	Senior Vice President, CFO

Accepted and Agreed to:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By_________________________________
Name:
Title:

The undersigned each hereby acknowledges and accepts the foregoing Fifth Amendment.

NORTH COAST ENTERTAINMENT, INC.

By:	Thomas C. Braum, Jr.
Its:	Senior Vice President, CFO

HANDLEMAN DISTRIBUTION COMPANY

By:	Thomas C. Braum, Jr.
Its:	VP, Corporate Controller

HANDLEMAN CATEGORY MANAGEMENT COMPANY

By:	Thomas C. Braum, Jr.
Its:	Senior Vice President, CFO

HANDLEMAN ENTERTAINMENT RESOURCES, L.L.C.

By:	Thomas C. Braum, Jr.
Its:	VP, Corporate Controller

ANCHOR BAY ENTERTAINMENT, INC.

By:	Thomas C. Braum, Jr.
Its:	Senior Vice President, CFO

MADACY ENTERTAINMENT GROUP, INC.

By:	Thomas C. Braum, Jr.
Its:	Treasurer

LIFETIME HOLDING, INC.

By:	Thomas C. Braum, Jr.
Its:	Senior Vice President, CFO

HANDLEMAN ONLINE, INC.

By:	Thomas C. Braum, Jr.
Its:	Vice President, Treasurer

HANDLEMAN COMPANY OF CANADA LIMITED

By:	Thomas C. Braum, Jr.
Its:	Senior Vice President, CFO

HANDLEMAN UK LIMITED

By:	Stephen Strome
Its:	Director